Exhibit 99.2

NEWS

TEAM, INC.	For immediate release
P. O. Box 123	contact: Ted W. Owen
Alvin, Texas 77512
(281) 331-6154

TEAM, INC. EXECUTES “STALKING HORSE” AGREEMENT TO ACQUIRE

COOPERHEAT-MQS BUSINESS IN BANKRUPTCY SALE PROCESS

ALVIN, TX, July 19, 2004----- Team, Inc. (AMEX: TMI) today reported that it has executed a definitive agreement under which Team has become the lead bidder or “stalking horse” to acquire the assets of Cooperheat-MQS, Inc. (CH-MQS) and its parent company, International Industrial Services, Inc. (IISI) (together, Sellers). The Company’s “stalking horse bid” is for $35 million in cash, which may be increased in the auction process. The assets will be sold under a Bankruptcy Court sponsored auction on July 21, 2004. There is no assurance that Team will be the successful bidder because the sale process permits other pre-qualified parties to submit higher and/or better offers for the assets of Sellers. Financing for this transaction would be provided through a senior financing commitment offered by Team’s primary lender. If Team is not the successful bidder, Team will receive a break-up fee of $500,000 and reimbursement of its expenses of up to $400,000 related to its bid.

Cooperheat-MQS is a leading provider of non-destructive testing (NDT) inspection and field heat treating services throughout the U.S., and its projected 2004 revenues are estimated to be approximately $80 million. Following the conclusion of the auction and the final selection of the purchaser for these assets, Team will provide additional information on its status in the process and, if the successful bidder, its plans for the business.

Team is a professional, full-service provider of specialty industrial services. Team’s current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, NDT inspection, field machining, technical bolting, field valve repair, and with the acquisition of Thermal Solutions, field heat treating. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline, and other heavy industries. Headquartered in Alvin, Texas, Team operates in over 40 customer service locations throughout the United States. Team also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team’s common stock is listed on the American Stock Exchange and trades under the ticker symbol “TMI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company’s customers, regulatory changes and legal proceedings, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.

For additional information, contact Philip J. Hawk or Ted W. Owen at (281) 331-6154.